EXHIBIT 99.1

Graymark Healthcare, Inc. Completes Acquisition of Rambo Pharmacy, Decatur Illinois

The 12th Pharmacy Acquisition

Graymark Healthcare, Inc. (OTCBB: GRMK), through its wholly-owned subsidiary, ApothecaryRX, is pleased to announce the acquisition of Rambo Pharmacy in Decatur, Illinois. The acquisition, partially funded with seller financing will be immediately accretive and add approximately $10,000,000 in annual revenues to Graymark Healthcare Inc.

Rambo Pharmacy has strong loyalty from the community and has been operating continuously in the same Decatur location since 1938. This represents the 12th retail pharmacy to be owned and operated by ApothecaryRX, with locations in Colorado, Illinois, Minnesota, Missouri and Oklahoma.

Stanton Nelson, CEO of Graymark Healthcare stated, “Rambo Pharmacy is an excellent addition to our growing number of independent retail pharmacies. Our subsidiary, ApothecaryRX, is on target with its plan for growth through acquisitions. We feel that calendar year 2008 should show continued growth in both areas of our healthcare operations.”

Graymark Healthcare Inc. is a diversified medical holding company that owns and operates: Independent Pharmacies that serve the needs of local markets, Diagnostic Sleep Centers that treat a wide range of sleep disorders, and a Medical Equipment Company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Graymark Healthcare, Inc.

Stanton Nelson/John Simonelli, 405-601-5300